Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended September 30, 2004 and 2003
(in millions, except per share amounts)

	Third Quarter		Nine Months
	2004	2003	2004	2003
	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$32,798	$30,243	$108,262	$98,453
Costs and expenses
Cost of sales	30,957	28,381	98,637	91,059
Selling, administrative and other expenses	2,557	2,514	8,132	7,261

Total costs and expenses	33,514	30,895	106,769	98,320

Operating income/(loss)	(716)	(652)	1,493	133

Interest expense	397	362	1,094	878

Interest income and other non-operating income/(expense), net	383	455	508	781
Equity in net income/(loss) of affiliated companies	57	(45)	197	48

Income/(loss) before income taxes — Automotive	(673)	(604)	1,104	84

FINANCIAL SERVICES
Revenues	6,198	6,499	18,128	19,595
Costs and expenses
Interest expense	1,470	1,552	4,342	4,794
Depreciation	1,570	2,072	4,962	6,880
Operating and other expenses	1,394	1,315	3,865	3,696
Provision for credit and insurance losses	339	529	892	1,801

Total costs and expenses	4,773	5,468	14,061	17,171

Income/(loss) before income taxes — Financial Services	1,425	1,031	4,067	2,424

TOTAL COMPANY
Income/(loss) before income taxes	752	427	5,171	2,508
Provision for/(benefit from) income taxes	210	140	1,317	679

Income/(loss) before minority interests	542	287	3,854	1,829
Minority interests in net income/(loss) of subsidiaries	62	45	219	245

Income/(loss) from continuing operations	480	242	3,635	1,584
Income/(loss) from discontinued/held-for-sale operations	(214)	(3)	(252)	(32)
Cumulative effect of change in accounting principle	—	(264)	—	(264)

Net income/(loss)	$266	$(25)	$3,383	$1,288

Average number of shares of Common and Class B Stock outstanding	1,829	1,831	1,831	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.26	$0.13	$1.99	$0.87
Income/(loss) from discontinued/held-for-sale operations	(0.11)	—	(0.14)	(0.02)
Cumulative effect of change in accounting principle	—	(0.14)	—	(0.15)

Net income/(loss)	$0.15	$(0.01)	$1.85	$0.70

Diluted income/(loss)
Income/(loss) from continuing operations	$0.25	$0.13	$1.78	$0.82
Income/(loss) from discontinued/held-for-sale operations	(0.10)	—	(0.12)	(0.01)
Cumulative effect of change in accounting principle	—	(0.14)	—	(0.13)

Net income/(loss)	$0.15	$(0.01)	$1.66	$0.68

Cash dividends	$0.10	$0.10	$0.30	$0.30